Amendment No. I
to the
Automatic Self Administered YRT Reinsurance Agreement
effective April 14, 2008
(hereinafter referred to as "Agreement")

between

American National Insurance Company
One Moody Plaza, Galveston, TX 77550
(hereinafter referred to as the "Ceding Company")

and

ACE Tempest Life Re
Stamford, CT
(hereinafter referred to as the "Reinsurer")

Treaty ID: Executive UL

It is hereby declared and agreed that effective January 1, 2009, Exhibit B Plans Covered and Binding Limits and Exhibit C Reinsurance Premiums shall be replaced by the attached Exhibit B Plans covered and Binding Limits and Exhibit C Reinsurance Premiums in order to add a Variable Universal Life product using the existing reinsurance terms.

All other terms and conditions of this Agreement shall remain unaltered.

EXECUTION

Made in duplicate and executed by all parties. The Ceding Company and the Reinsurer have caused this Amendment to be executed on the dates shown below.

For American National Insurance Company

EXHIBIT B
Plans Covered and Binding Limits

The business automatically reinsured under this Agreement is defined as follows:

B.1         PLANS, RIDERS AND BENEFITS

Policies issued on plans with effective dates within the applicable period shown below may qualify for automatic reinsurance under the terms of this Agreement.

Commencement
Plan Identification                                                                      Policy Form                                    Date                    Basis
Executive UL                                                                        EXEC-UL                          April 14, 2008                                1
Executive UL, Unisex                                                                      EXEC-ULU                            April 14, 2008                                1
VUL2008                                                                       WQVUL08                         January 1, 2009                                  2
VUL2008 Group Policy                                                                    GWQVULP08                            January 1, 2009                                  2
VUL2008 Group Certificate                                                                    GWQVULCO8                             January 1, 2009                                  2

B.2         BASIS

The Reinsurer's share will be 3 3.3 3 3 3 3 3 % of the excess over the Ceding Company' s retention specified in Exhibit A. This amount will not exceed the Reinsurer's share of the maximum
Automatic Binding Limits specified in Exhibit B.3.

B.3         AUTOMATIC BINDING LIMITS

(a) Life

Issue Ages	(Pool) Maximum Standard – Table 16
All	$20,000,000

The (pool) maximum autobind amounts above exclude the Ceding Company's retention.

(b) Waiver of Premium Disability Benefits: Not Reinsured.

B.4         JUMBO LIMITS

The Ceding Company will not cede any risk automatically if, according to information available to the Ceding Company, the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

(a) Life: $50,000,000

(b) Waiver of Premium Disability Benefits: Not Reinsured.

B.5         CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

The amount of such coverage provided by the Reinsurer will be limited to its share of the following amounts provided by the Ceding Company's Conditional Receipt or Temporary Insurance Agreement.

Age	Maximum Amount
All
The lesser of (1) Automatic Binding Limit in Exhibit B.3. and (2) the amount of insurance provided by the Ceding Company's Conditional Receipt or Temporary
Insurance Agreement less the Ceding Company's Retention in Exhibit A.I(b)

B.6         CESSION LIMITS

(a) Minimum Initial Cession: Total amount of reinsurance ceded to all reinsurers on an automatic basis must equal or exceed $50,000.

(b)Trivial Amount: Total amount of reinsurance ceded to all reinsurers must equal or exceed $25,000.

EXHIBIT C
Reinsurance Premiums

C.1         LIFE

Plans covered under this Agreement will be reinsured on a YRT basis. Reinsurance premiums will be based on the 2001 VBT Smoker/Non-Smoker Distinct Select & Ultimate
(Male & Female) ALB rate scale shown in Exhibit G times the following multiples in all years:

Basis 1: Executive UL

Plans	Classification	Ages 0 - 69	Ages 70 - 99
Life Coverage	Preferred Plus NT	46.1%	55.5%
	Preferred NT	54.5%	58.0%
	Standard Plus NT	60.5%	61.0
	Standard NT	73.5%	73.5%
	Preferred TU	77.5%	77.5%
	Standard TU	90.0%	90.0%

Basis 2: Variable UL

Plans	Classification	Ages 0 - 69	Ages 70 - 99
Life Coverage	Preferred NT	52.1%	56.5%
	Standard NT	73.5%	73.5%
	Standard TU	85.5%	85.5%

C.2         AGE BASIS

Age Last Birthday

C.3         POLICY FEES

The Reinsurer will not participate in any policy fees.

C.4         RECAPTURE PERIOD

Number of years: 20

C.5         STANDARD RATINGS .

Premiums will be based on the standard rate increased by an extra 25% per table of assessed rating.

Multiples are the same as those for standard life coverage.

C.6         EXTRAS

The total premium remitted to the Reinsurer will include the flat extra premium minus the discounts shown below.

Type of Flat Extra Premium                                                                           First Year                      Renewal
Temporary (1 -5 years)                                                 10%                           10%
Permanent (6 years & greater)                                                                           75%10%

C.7         RIDERS AND BENEFITS

Waiver of Premium: Not Reinsured.